Exhibit 10.21

MEMORANDUM OF AGREEMENT

ENTERED INTO as of March 5, 2007.

BETWEEN:

TSX GROUP INC.,

(together with its relevant related corporations or other entities, hereinafter referred to as “TSX”)

- and -

INTERNATIONAL SECURITIES EXCHANGE, LLC,

(together with its relevant related corporations or other entities, hereinafter referred to as “ISE”)

1.	Principles

(a)	This binding Memorandum of Agreement (the “MOA”) sets forth the terms and conditions for the formation of a business relationship between TSX and ISE (each a “Party”, and collectively the “Parties”) pursuant to which TSX and ISE will form a joint venture for the purpose of developing an exchange or marketplace (“DEX”) in Canada for the trading of options, futures and options on futures (collectively referred herein as “derivatives”) with the goal of DEX commencing operations on (but not before) March 16, 2009. This MOA supersedes and replaces the Letter of Intent dated December 21, 2006 (the “LOI”) between the Parties. The Parties acknowledge and agree that a letter of intent regarding LOI matters other than matters that are the subject of this MOA will be entered into by the Parties concurrently with this MOA and that upon the entering into of this MOA, the LOI shall cease to have any force or effect.

(b)	The formation and operation of DEX is sometimes referred to in this MOA as the “Joint Venture” and is sometimes referred to in this MOA as the “Business”.

(c)	This MOA is not meant to set forth, nor will it be construed as an attempt to define, all of the terms and conditions upon which the Joint Venture or any of the other transactions or arrangements contemplated hereby may be consummated by the Parties hereto. This MOA is intended only to outline the principal points of the business understanding around which definitive legal documentation may be structured based on the terms and conditions described herein and the then-existing facts and circumstances. Further negotiations within the general scope of these principal points will not be precluded by the execution of this MOA, nor will negotiations by either Party to modify such terms be precluded in the event relevant facts and circumstances change.

2.	Derivatives Exchange Joint Venture

(a)	Scope of Business: DEX will be a Canadian exchange or marketplace that will list for trading derivatives that are:

(i)	based on equity securities listed on the Toronto Stock Exchange or the TSX Venture Exchange;

(ii)	based on debt securities traded in the Canadian “over-the-counter” market;

(iii)	based on exchange traded funds listed on the Toronto Stock Exchange or the TSX Venture Exchange;

(iv)	cash settled contracts based on such Canadian indices as are agreed and are available; or

(v)	based on interest rates or currencies.

DEX will not list for trading or create derivatives that are:

(vi)	(whether settled financially or physically) based on or related to commodities (but for the avoidance of doubt, DEX may trade derivatives based on exchange traded funds related to commodities), including environmental commodities or carbon or other emissions credits, unless, in each case, the securities underlying such derivative are listed on the Toronto Stock Exchange or the TSX Venture Exchange; or

(vii)	within the scope of the products of Natural Gas Exchange Inc., Shorcan Brokers Limited or CanDeal.ca Inc. (or any of their respective Affiliates, as defined below), or any derivatives of any of the foregoing.

The initial focus of DEX will be options, with other derivatives being developed as products upon determination of the economic viability of those products.

(b)	Clearing:

(i)	Products traded on DEX will be cleared exclusively through a newly created Canadian clearing facility which will be wholly-owned by TSX (“NEWCC”).

(ii)	Subject to regulatory requirements and commercial feasibility, NEWCC may enter into agreements with a derivatives clearing organization (the “DCO”) pursuant to which NEWCC may outsource its technology and back office support requirements to the DCO. ISE will use its influence and connections with the DCO (to the extent feasible and lawful) to facilitate any contractual relations between NEWCC and the DCO for such agreements.

(iii)	NEWCC will distribute its net profit from its clearing operations attributable to business generated by DEX products to DEX.

(c)	Trading Data: The data generated from the operation of DEX will be provided to TSX Datalinx, a division of TSX, under an agreement with TSX Datalinx under which TSX Datalinx will be granted the exclusive right to re-sell DEX data and create products including real-time and historical data, third party products and derivative works. TSX Datalinx will distribute its net profit from the use of the DEX data to DEX. Each of TSX and ISE will access DEX’s data by entering into the usual commercial arrangements with TSX Datalinx. Notwithstanding any arrangements with TSX Datalinx, DEX will be permitted to give DEX market makers direct linkages to ISE systems to directly access data relating to products in respect of which they act as market makers solely for the purposes of such market making activities.

(d)	Structure:

(i)	DEX will be structured as a corporation under the laws of Canada, provided that the Parties may review the structure of the Joint Venture consistent with the intention of maximizing corporate, operational and tax efficiency and may, as a result, agree that DEX will be another form of legal entity, in which case the provisions of this MOA will be deemed to be adapted to apply to the form of entity agreed upon.

(ii)	TSX and ISE will each be a shareholder of DEX, with TSX initially holding 52% of the capital, and ISE holding 48% of the capital. For the purpose of encouraging market maker and liquidity/order flow provider participation, DEX will consider offering equity ownership in DEX to selected market makers and liquidity/order flow providers, to be earned through order flow and trading participation. The level and type of ownership to be offered is to be determined but will not exceed 20%. Any equity dilution resulting from the issuance by DEX to market makers shall be pro rata to the Parties’ equity holdings.

(iii)	As consideration for its shares of DEX, it is contemplated that ISE will initially contribute $12 million and will provide personnel and/or expertise to DEX in connection with establishment of the Business. As consideration for its shares of DEX, it is contemplated that TSX will initially contribute $13 million and will provide personnel and/or expertise to DEX in connection with establishment of the Business and will assist DEX in developing relationships with the relevant market participants. Actual initial capital contributions of each of the Parties shall be based on the business model to be jointly developed by the Parties and shall be made on a pro rata basis in accordance with their proportionate ownership interest in the Business, however actual initial capital contributions are not expected to differ materially from the contemplated amounts. It is intended that the initial capital contributions will fully fund the Business until it becomes cash flow positive, and that any additional funding requirements prior to that time shall be met by additional capital contributions by the Parties on a pro rata basis in accordance with their percentage ownership.

(iv)	Each of TSX and ISE will have a number of votes proportional to the percentage of shares of DEX it holds.

(v)	TSX and ISE will enter into a definitive agreement (the “Shareholder Agreement”) setting forth their respective rights and obligations as shareholders of DEX, substantially on the terms and conditions set out in this MOA and in Schedule A hereto.

3.	Roles of Each Party

The respective roles of TSX and ISE in creating the Joint Venture will be as follows:

(a)	ISE will contribute its complete options market model, including market making structure, rules, technology and expertise in building an options marketplace, modified for the Canadian marketplace as required, and its U.S. market maker connectivity, access and relationships as outlined in Exhibit I to Schedule A hereto and subject to further refinement in the Shareholder Agreement;

(b)	TSX will contribute its Canadian market expertise including its regulatory expertise, its broker dealer and market maker connectivity, access and relationships and its cash order routing capabilities as outlined in Exhibit II to Schedule A hereto and subject to further refinement in the Shareholder Agreement; and

(c)	each of the Parties will, and will cause its representatives to, use reasonable best efforts to devote such time, efforts and resources to the Joint Venture as may be reasonably necessary to assure the success of the Joint Venture. Each of the Parties agrees to make available to the Joint Venture, as requested by the Executive Committee, the benefit of all its experience, technical knowledge and skill and will in all respects bear its share of the responsibility and burden of completing the Joint Venture including the provision of information, advice and assistance and seconding employees to DEX, if considered necessary. The business and affairs of DEX will be conducted by the Parties in compliance with this MOA and/or the relevant Definitive Agreement(s) and each Party will act with fairness and good faith towards the other Party in respect of the Joint Venture’s business and affairs and will cooperate with the other Party to the fullest extent in order that the Joint Venture will be diligently and properly developed and implemented.

4.	Definitive Agreements

The Parties will negotiate in good faith such definitive agreements as the Parties determine are necessary or useful for the purposes hereof (collectively, the “Definitive Agreements”) and each such Definitive Agreement entered into will contain the relevant terms and conditions, or reflect the principles, of this MOA unless the Parties agree otherwise. The Definitive Agreements will include:

(a)	the Shareholder Agreement, incorporating the terms of this MOA; and

(b)	a technology services agreement (the “Technology Services Agreement”) under which (i) the technology for ISE’s core derivatives matching and ISE’s enhancements thereto (the “Trading Platform”) will be provided to DEX and (ii) ISE will host the DEX operations on the Trading Platform at ISE’s facilities. The Parties will endeavour to effect a licencing solution for DEX that reflects the foregoing through a tripartite agreement having a term that is at least as long as the term of the ISE licence from OMX (the “OMX License”) with OMX Technology AB (“OMX”) as licensor, DEX as licensee and ISE as host service provider and will work together to effect such an arrangement with OMX. Support, maintenance and development requirements will be negotiated as part of the Technology Services Agreement and the OMX License. The Technology Services Agreement will provide that DEX will commence operations on the current Trading Platform and will contain a schedule for transition of DEX to the next generation of the Trading Platform. The Technology Services Agreement will also provide for a transition period (the “Transition Period”) during which ISE will provide the technology services if DEX determines to change the hosting of the Trading Platform to another service provider or in-house or as a result of ISE ceasing to be a shareholder of DEX.

5.	Milestone Events; Closing

(a)	The Parties acknowledge that certain pre-existing obligations under the Memorandum of Agreement (the “Montreal Agreement”) dated as of March 15, 1999, as amended, supplemented, replaced or restated, between, among others, TSX and The Montreal Stock Exchange (now known as the Montreal Exchange) limit the activities that TSX can undertake prior to March 16, 2009 and that TSX will not take any actions in violation of the Montreal Agreement. Specifically, the Parties acknowledge that DEX will not commence operations prior to March 16, 2009.

(b)	The objective of the Parties is that execution of the Shareholder Agreement will occur on or before June 30, 2007, while the other Definitive Agreements will be entered into as and when appropriate and in accordance with the timeline set out in the workplan to be developed by the Parties (the “Workplan”).

(c)	The execution of each Definitive Agreement and the completion of the other transactions and arrangements in respect of the Joint Venture (each, a “Closing”) contemplated hereby is subject to satisfaction of the following conditions, to the extent applicable, for each such Closing:

(i)	the approval by the relevant boards of directors of TSX of the transactions and agreements related to the Closing;

(ii)	the approval by the relevant boards of directors of ISE of the transactions and agreements related to the Closing;

(iii)	the relevant Definitive Agreement or other transaction or arrangement being satisfactory in form and substance to TSX and ISE;

(iv)	the receipt of all approvals required from all applicable governmental and regulatory authorities;

(v)	the receipt of all applicable third party approvals;

(vi)	the absence of any court proceeding or arbitration (other than an arbitration under this MOA that is unrelated to the Closing) involving a Party and in respect of the subject matter of the Closing;

(vii)	the satisfaction by each Party of its respective obligations under this MOA; and

(viii)	the delivery of customary documents and opinions at Closing.

Any Party hereto can waive any condition in its favour.

6.	Representations of the Parties

(a)	Each of TSX and ISE represents and warrants to the other that it is not party to or bound by any agreement with respect to the transactions and arrangements contemplated hereunder, and specifically the formation and/or operation of the Business, other than under this MOA and other than, in the case of TSX, the Montreal Agreement.

(b)	Each of TSX and ISE represents and warrants to the other that there are no broker’s or finder’s fees, commissions or similar compensation payable to any person in connection with the transactions contemplated by this MOA.

(c)	Each of TSX and ISE represents and warrants to the other that (i) it has full corporate right, power and authority to enter into this MOA and to perform its obligations hereunder, (ii) the execution of this MOA and the performance of its obligations hereunder does not conflict with or result in a breach of any other agreement to which it is a party, and (iii) this MOA has been duly executed and delivered by such party and constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms.

(d)	Each Party will indemnify and hold the other Party harmless from and against any and all losses, claims, liabilities, costs, expenses (including reasonable attorneys’ fees and costs) or damages incurred by such other Party by reason of any breach of any of the foregoing representations and warranties.

7.	Exclusivity

(a)

This MOA constitutes the agreement of the Parties to work exclusively with each other towards the closing of the Joint Venture in Canada contemplated hereby. From the date of this MOA until the termination of this Section 7 pursuant to Section 12 below, the Parties will not directly or indirectly or jointly or in conjunction with any person, and each will ensure that its Affiliates (as defined below), employees, directors, officers, representatives and agents will not except as specifically provided for herein (i) directly or indirectly through any other party engage in any negotiations with or provide information to any other person or entity with respect to any transactions the same as or similar to those contemplated in Section 2(a) above in respect of the Joint Venture, (ii) directly or indirectly through any other party solicit or encourage any proposal relating to any transactions similar to the Joint Venture, (iii) operate any part of a derivative exchange in Canada that has as its product any product listed in Section 2(a), or (iv)

make available in Canada the Trading Platform for any of the products contemplated in Section 2(a). “Affiliates” has the meaning specified in the Canada Business Corporations Act. For the avoidance of doubt, nothing contained in this MOA shall be deemed to prohibit or otherwise limit either Party or its respective Affiliates, employees, officers, directors, representatives and agents from developing, owning, purchasing or operating, or providing services to, an exchange or marketplace other than an exchange or marketplace that lists for trading products contemplated in Section 2(a) above.

(b)	Notwithstanding anything in this MOA, TSX will not be prohibited from pursuing a merger, acquisition or other similar transaction with the Montreal Exchange.

8.	Independent Contractors

Nothing contained in this MOA will be deemed to constitute either Party the partner of the other, nor, except as otherwise expressly provided for herein, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor will this MOA be construed to create, any commercial or other partnership, except pursuant to the Definitive Agreements when duly and validly executed and delivered, and in full force and effect. Neither Party will have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Parties will be several and not joint or collective. Each Party will indemnify, defend and hold harmless the other Party, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act, omission, or any assumption of liability by the indemnifying Party, or any of its directors, officers, employees, agents and attorneys done or undertaken, on behalf of the other Party except pursuant to the authority expressly granted herein or as otherwise agreed to in writing between the Parties.

9.	Expenses

(a)	Subject to paragraph (b) and (c) below, each of TSX and ISE will be responsible for its own share of the expenses incurred in connection with the transactions and arrangements contemplated hereby, including the fees of its advisors and other representatives and consultants and the fees payable to any regulatory body in respect of obtaining any required regulatory approval (except in respect of DEX) or making any regulatory filing.

(b)	Expenses relating to the creation and formation of DEX and the implementation and operation of its Business, including fees payable to any regulatory body in respect of obtaining regulatory approval (“DEX Expenses”) will be borne by DEX.

(c)	DEX Expenses incurred by a Party that are within the scope of services specified in Exhibit I or II of Schedule A and which are reflected in the Budget or which are otherwise agreed in writing by the Parties, and which are incurred after the date that the Shareholder Agreement is entered into, will be reimbursed by DEX to the relevant Party, at the Party’s cost.

10.	Confidentiality

All information provided by one Party to the other will be treated by the recipient and its agents as strictly confidential and will not be disclosed or used by the recipient and its agents other than in connection with its evaluation of the transactions and arrangements proposed in this MOA. The foregoing confidentiality provision will not apply to any such information which (i) is or becomes generally available to the public, (ii) is or becomes available to the recipient on a non-confidential basis, provided that the source of such information was not bound by a duty of confidentiality with respect to such information, (iii) is known or independently developed by the recipient on a non-confidential basis prior to the disclosure of same.

11.	Relationship Management; Dispute Resolution

(a)	The Parties will constitute an executive committee (the “Executive Committee”) as follows:

(i)	TSX will designate, from time to time, an individual (the “TSX Representative”) who will serve as the primary point of contact for ISE for all matters arising in connection with this MOA, other than day-to-day operational matters. TSX will also designate one or more individuals, from time to time, to act as the TSX Representative in the event that the primary designated individual is not available. TSX will ensure that the TSX Representative is reasonably available for consultation with ISE to resolve any issues arising in connection with this Agreement, and has the authority to make operational decisions and commitments on behalf of TSX. The TSX Representative will not, however, have the authority to amend this Agreement. The initial TSX Representative will be Robert Fotheringham.

(ii)	ISE will designate, from time to time, an individual (the “ISE Representative”) who will serve as the primary point of contact for TSX for all matters arising in connection with this Agreement, other than normal, day-to-day operational matters. ISE will also designate one or more individuals, from time to time to act as the ISE Representative in the event that the primary designated individual is not available. ISE will ensure that the ISE Representative is reasonably available for consultation with TSX to resolve any issues arising in connection with this Agreement, and has the authority to make operational decisions and commitments on behalf of ISE. The ISE Representative will not, however, have the authority to amend this Agreement. The initial ISE Representative will be Thomas Ascher.

(iii)	The TSX Representative and the ISE Representative will together comprise the Executive Committee.

(b)	Management Committee: ISE and TSX will form a committee comprised of a minimum of three individuals from each Party for the purpose of overseeing and reviewing the implementation of this MOA and development of the DEX. Each Party will appoint an equal number of members of such committee, one of whom will act as the chair of such committee. The Management Committee will ensure that a sufficient number of people at TSX and their counterparts at ISE (the “Working Group”) are assigned responsibility for deliverables under the Workplan so as to achieve the milestones thereunder. Management Committee meetings will be held, either in person or by telephone or videoconference, on a bi-weekly basis or at such other frequency as may be agreed to by the Parties.

(c)	Progress Reviews: At regular intervals not less frequently than every 30 Business Days, the Executive Committee and the Management Committee will meet in person to monitor performance and progress and identify and resolve issues (a “Performance Review Meeting”). Following each Performance Review Meeting, the TSX Representative will, within five Business Days of the meeting, provide the ISE Representative with a draft copy of the minutes of that meeting and the ISE Representative will, within five Business Days of receipt, notify the TSX Representative of any errors or discrepancies in the minutes, failing which the minutes will be deemed to have been approved. The location of Performance Review Meetings will alternate between the offices of TSX in Toronto and ISE in New York, unless otherwise agreed.

(d)	Dispute Resolution: The Parties collectively express their common intention to identify as soon as possible any issue, conflict or dispute (any of the foregoing, a “Dispute”) and to resolve such matter promptly and efficiently The Working Group will first attempt to resolve any Dispute amicably. If the Working Group is unable to resolve the matter, the matter will be referred to the Management Committee. If a resolution of a Dispute cannot be reached by the Management Committee within 10 Business Days of such matter being referred to them, the Management Committee will refer the Dispute to the Executive Committee, who will use their reasonable best efforts to resolve the Dispute.

(e)	If the Executive Committee cannot resolve the Dispute within 10 Business Days of such matter being referred to them, the Executive Committee will refer the Dispute to the Chief Executive Officer of TSX and to the Chief Executive Officer of ISE, both of whom shall work together and use their reasonable best efforts to resolve the Dispute.

(f)	Arbitration: Any Dispute that is not resolved within 10 Business Days (or such other period as the Parties agree to) of the Chief Executive Officers being charged with resolving the Dispute pursuant to paragraph (e) above, the Dispute will be referred to and definitively settled by arbitration in accordance with the Commercial Arbitration Act (Canada) as complemented by the provisions set out in Schedule B, which arbitration shall take place in New York, New York.

12.	Termination

(a)	This MOA will automatically terminate upon the first to occur of (i) the execution of the Shareholder Agreement, and (ii) the mutual written agreement of TSX and ISE.

(b)	Either Party may terminate this MOA by giving 10 Business Days notice in writing to the other Party if, in the opinion of the terminating party acting reasonably, it becomes evident that, in respect of the Joint Venture, any of the conditions specified in Section 5(c) cannot be met or cannot be met in a timely manner and provided that in such event any other Definitive Agreements that have been entered into in respect of the Joint Venture will terminate in accordance with their respective terms.

(c) (i)	If prior to the Commercial Operation Date, TSX receives board approval to proceed with a merger or acquisition of an exchange or marketplace, which would be a competitor of DEX in Canada as to products within the scope of Section 2(a) of this MOA (a “DEX Competitor”) that would result in a Change of Control of the DEX Competitor (a “Competing Transaction”), and such Competing Transaction is duly approved by the DEX Competitor’s board of directors, then TSX shall forthwith upon receipt of both such approvals give notice in writing to ISE of the proposed Competing Transaction (a “Notice of a Competing Transaction”) and, unless the parties otherwise agree, this MOA shall terminate 20 Business Days after the date on which ISE receives such notice, provided that if the TSX fails to give notice as required, TSX will be deemed to have given and ISE will be deemed to have received notice on the date that TSX makes public disclosure of the approvals of the boards of directors of both TSX and the DEX Competitor. For the purposes of this Agreement, “Commercial Operation Date” means the date on which DEX is open for trading, currently targeted as March 16, 2009, and “Change of Control” means, in respect of a party, any event as a result of which any person or group of persons acting jointly or in concert shall acquire control, directly or indirectly, of more than 50% of the issued and outstanding securities of that party having the right to vote for directors of that party.

(ii)	If TSX has issued a Notice of a Competing Transaction and this MOA is terminated as a result, TSX shall upon such termination pay to ISE the sum of $[***] as compensation for the termination of the Joint Venture.

(d)	If a Party fails to cure a material breach of that Party’s obligations under this MOA within 20 Business Days of the non-breaching Party providing notice and evidence of such breach to the breaching Party then unless the Parties otherwise agree, this MOA shall be deemed to have been terminated by the non-breaching Party on the 31st Business Day after the notice of breach was received by the breaching Party.

(e)	If a Change of Control in respect of either Party, including an upstream Change in Control, occurs or will occur, then at anytime within 20 Business Days after such Change of Control, (i) TSX shall have the right to terminate this MOA by giving notice of termination to ISE, and (ii) ISE shall have the right to terminate this MOA by giving notice of termination to TSX.

13.	Public Disclosure

No announcement, advertisement, circular, press release or other publication concerning or relating to the Joint Venture or this MOA (collectively, an “Announcement”) will be made, save as required by law or regulation, without the written consent of both Parties. In the event of any Announcement required by law or regulation, the party so obligated will provide the other Party to the extent reasonably possible with prior notification of the Announcement and an opportunity to comment. Subject to applicable legal requirements, the Parties will agree to a communications plan surrounding any Announcement.

14.	Corrupt Practices

Each Party and its respective employees and representatives are aware of, and agree to abide by, the obligations imposed by the laws of the United States, Canada and any other applicable jurisdiction dealing with payments to governments, their officers and employees, political parties and candidates, public international organizations, or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person, or for the purpose of obtaining any improper advantage. Accordingly, each Party hereby warrants and represents to the other Party that no portion of any monies paid or payable in connection with the Joint Venture or the Business will, directly or indirectly, be paid, received, transferred, loaned, offered, promised or furnished (hereinafter collectively described as “paid”):

(a)	to or for the use of any officer or employee of a foreign government or any department, agency, instrumentality or corporation thereof or controlled thereby, or of a public international organization, or any foreign political party or official of a foreign political party or any candidate for a foreign political office, or any person acting for or on behalf of any of the foregoing, or any person or firm who has paid or will pay any portion thereof to any of the foregoing, for the purpose of obtaining or retaining business for or with, or directing business to, any person, or for the purpose of obtaining any improper advantage; or

(b)	in any other manner which will violate the tax, currency, exchange, commercial bribery, or other laws of the United States, Canada or any other applicable jurisdiction.

15.	Limitation of Liability

Except for breach of any confidentiality provisions hereof, no Party will be liable for any liabilities, losses, damages whether direct, indirect, special, incidental or consequential, costs or expenses incurred by the Party in the event the negotiations among the parties are terminated, except as provided in Section 12(c)(ii).

16.	Survival

(a)	If this MOA is terminated prior to the entering into of the Shareholder Agreement, in respect of both Parties, Sections 9, 11(d), 11(e), 11(f) and 15 and Schedule B of this MOA shall survive termination of this MOA for a period of eighteen months and Section 10 shall survive termination of this MOA for a period of five years.

(b)	If this MOA is terminated as a result of (i) a Competing Transaction (ii) by TSX pursuant to Section 12(d), or (iii) by ISE pursuant to Section 12(e)(ii), then Section 7 as against ISE shall survive for the longer of (x) 18 months after the termination date and (y) the Transition Period.

17.	Business Day

The term “Business Day” shall mean any day other than a Saturday, Sunday or a day observed as a statutory or civic holiday in Toronto, Ontario or New York, New York.

18.	Amendments

The provisions of this MOA may only be amended, supplemented or waived by a document writing signed by the Parties.

19.	Assignments

Neither Party will assign its rights and/or obligations hereunder without the prior written consent of the other Party, except that either Party may assign its rights hereunder to an Affiliate of the assigning Party that assumes all of the obligations hereunder of the assigning Party.

20.	Notices

Any notices, requests, consents, and other communications required or permitted to be given under this MOA will be in writing and will be deemed to have been given (i) immediately, if served personally, (ii) immediately, if sent to a designated fax number (with confirmation of receipt) and simultaneously by internationally-recognized overnight courier, (iii) upon receipt of delivery by an internationally-recognized overnight courier service, or (iv) three Business Days after the date sent by registered or certified mail (postage prepaid), return receipt requested. Notices will be addressed to:

If to TSX:

TSX Inc.

The Exchange Tower

130 King Street West

Toronto, ON M5X 1J2

Attention:	Office of the General Counsel
Fax:	416.947.4461

If to ISE:

International Securities Exchange, LLC

60 Broad Street

New York, NY 10004

Attention:	Michael J. Simon
Fax:	212.607.5900

or to such other address as any Party may designate by notice in compliance with this Section 20.

21.	Severability

If any part of this MOA or any other agreement entered into pursuant hereto is contrary to, prohibited by, or deemed invalid under applicable law or regulation, such provision will be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder hereof will not be invalidated thereby and will be given full force and effect so far as possible.

22.	Governing Law; Interpretation

(a)	This MOA and the Definitive Agreements will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties hereto hereby submits to the non-exclusive jurisdiction of the courts of the Province of Ontario to address any dispute among the Parties under this MOA.

(b)	All references in this MOA to “dollars” or “$” are references to the lawful currency of Canada.

23.	Counterparts

This MOA may be executed in one or more counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this MOA as of the date first written above.

TSX GROUP INC.

by	/s/ Richard Nesbitt
Richard Nesbitt Chief Executive Officer

INTERNATIONAL SECURITIES EXCHANGE, LLC.

by	/s/ David Krell
David Krell President and Chief Executive Officer